EXHIBIT 99.2

                                 FOR:   Consolidated Graphics, Inc.

                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President & Treasurer
                                        (713) 529-4200

                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

          CONSOLIDATED GRAPHICS ANNOUNCES COMPLETION OF
                 THE ETHERIDGE COMPANY ACQUISITION

     HOUSTON, TEXAS -- JULY 23, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE/CGX) today announced that it has completed its previously announced acquisition of the WACE USA Print facility (formerly The Etheridge Company) of Grand Rapids, Michigan. The terms of the transaction were not disclosed. The company will resume the use of the name "The Etheridge Company" effective today.

     This transaction represents Consolidated Graphics' first entry into the upper Midwest region, one of the largest printing markets in the United States. The company, founded in 1904, is a high-quality, full service printer which serves many high-profile customers throughout the region. Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics said, "We are pleased to join forces with The Etheridge Company, an organization with a solid reputation for c ustomer service, a strong management team and a dedicated group of employees."

     The completion of the Etheridge transaction, together with the Company's other pending announced acquisitions, will give Consolidated Graphics 24 companies in 19 markets with annualized revenues in excess of $225 million.

     Consolidated Graphics, Inc. is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale.